Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Advanced Series Trust of our reports dated February 22, 2021, relating to the financial statements and financial highlights, which appears in AST Prudential Core Bond Portfolio and AST Western Asset Core Plus Bond Portfolio’s Annual Reports on Form N-CSR for the year ended December 31, 2020 and of our reports dated February 24, 2021, relating to the financial statements and financial highlights, which appears in AST BlackRock Low Duration Bond Portfolio and AST BlackRock/Loomis Sayles Bond Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2020.  We also consent to the references to us under the heading “Financial Highlights” and “Form of Plan of Reorganization” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

October 12, 2021